ArvinMeritor, Inc.	Larry D. Yost
2135 West Maple Road	Chairman and CEO
Troy, MI 48084-7186
tel 248.435.3901
fax 248.435.1487

______________, 2003

Troy, Michigan

Dear:

This letter confirms our mutual understanding of your employment as an elected officer and {title} with ArvinMeritor, Inc. (“Company”).

If you accept the terms of this letter, please return a signed copy to me.

Base Salary

You will continue to receive your current monthly base salary in accordance with Company payroll practices. Your salary will be reviewed each year by the Compensation and Management Development Committee of the Board of Directors (“Committee”) which may at its discretion adjust your base salary.

Annual Incentive Plans

You will be eligible to participate in the Company’s annual incentive plan, “Incentive Compensation Plan”, on a basis consistent with those of comparable executives. Your target award will be based upon the Incentive Compensation Plan target percentage for your grade multiplied by your base salary at the end of the fiscal year. Actual award payments will be in accordance with the provisions of the plan and may be adjusted to reflect Company performance and your individual performance as approved by the Committee.

Long-Term Incentives

Your outstanding stock options and/or restricted shares are subject to the provisions in your grant letters, related stock option terms and conditions, and/or restricted stock agreements.

You will continue to participate in Company’s LTIP Cash Performance Plan cycles that are underway at the target cash award level contained in your notification letters for those cycles.

In addition, you will be eligible to participate in Company’s Long-Term Incentives Plan (LTIP) in future years on a basis consistent with those of comparable executives in accordance with the provisions of the plan and as approved by the Committee.

Stock Ownership Guideline

You are expected to acquire Company common stock with a market value equal to two (2) times your base salary. The stock ownership guideline provides a transition period within which to achieve compliance. This period ends five years after the date the ownership guidelines become applicable to you (i.e., five years after the date of the merger between Arvin Industries and Meritor Automotive — July 7, 2000 — or the date of your subsequent appointment to a position covered by the guidelines).

Page Two

Benefits

You will be eligible to participate in all employee retirement and health and welfare benefit plans maintained by the Company and offered to all full time employees of the Company, including medical, disability, life insurance and vacation, to the extent permitted by the terms of the plans and by the law, subject to the Company’s rights to amend or terminate such plans as set forth in those plans

As an officer of the Company, you will continue to be eligible for the following Additional Benefits, subject to the Company’s rights to amend or terminate such plans:

• Club Membership
• Company Car
• Financial Counseling
• Executive Physical Examination
• Personal Excess Liability Coverage

Severance Benefits

We are convinced you will be a valued employee of the Company. However, in the event your employment with the Company is terminated, you will be eligible for certain severance benefits as follows:

•   By the Company Without Cause

—	Accrued obligations;

—	Monthly severance pay for a period of 18 to 36 months (“Severance Period”), taking into consideration years of service and other factors as may be determined by the Committee;

—	Pro-rata annual incentive bonus participation through the last day actually worked prior to the start of the Severance Period;

—	Health and welfare benefits and the Additional Benefits described above shall continue through the last day of the Severance Period, except Short and Long-Term Disability;

—	Short and Long-Term Disability will remain in effect through the last day actually worked prior to the start of the Severance Period;

—	Immediate vesting of all outstanding stock options on the last day of the Severance Period;

—	Continued participation in the savings plans and credit for service under the retirement plans through the last day of the Severance Period;

—	Stock options can be exercised up to three months following the Severance Period, but not beyond the expiration date specified in the grant;

—	Restricted shares that are service based will vest on a prorata basis on the last day of the Severance Period. The proration will be calculated by dividing the number of whole months between the grant date and the last day of the Severance Period by the maximum number of months that the grant is subject to restriction. Performance contingent restricted shares will also be subject to the proration calculation described above, as well as vesting requirements based upon achievement of performance goals stipulated in the grant agreement. The restrictions on the performance contingent shares will not lapse until after the corresponding LTIP performance cycle is completed and the Compensation and Management Development Committee determines the extent to which the restricted shares in that grant will vest.

—	Outplacement services;

Page Three

—	Pro-rata participation through your last day worked in the cash portion of any long-term incentive cycles that began more than one year before the last day worked prior to the start of the Severance Period;

—	Severance benefits will not be reduced in the event the executive is subsequently employed (other than by the Company), i.e., no mitigation; and

—	Gross-up for excise taxes, if any, as it relates to section 280G of the Internal Revenue Code in the event that you are terminated following a Change of Control (Change of Control as defined in the Corporation’s By-Laws).

•   By the Company for Cause (Cause defined as continued and willful failure to perform duties; gross misconduct which is materially and demonstrably injurious to the Company; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects the Company)

—	Accrued obligations and vested plan benefits under the retirement and savings plans;

—	Forfeit all unvested long-term incentive awards, including stock options, restricted shares and cash portions of any long term incentive cycles;

—	Forfeit eligibility to receive an annual incentive award; and

—	Medical benefit continuation may be available for you, your spouse, and other dependents under COBRA (for a period not to exceed 18 months).

•   By the Executive for Any Reason (other than death or disability)

—	Accrued obligations and vested plan benefits under the retirement and savings plans; and

—	Medical benefit continuation will be available for you, your spouse, and other dependents under COBRA (for a period not to exceed 18 months).

•   Death

—	Accrued obligations;

—	Pro-rata annual incentive bonus participation for the time actually worked in the year of death;

—	Immediate vesting of all outstanding stock options;

—	Options may be exercised in accordance with the provisions of the grant

—	Restricted shares will vest in accordance with the provisions of the grant

—	Cash portion of any long-term incentive cycles that began more than one year prior to the date of death;

—	Medical benefit continuation for your spouse and other dependents for six months and, at the end of this six month period, your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months) or under a company-sponsored retiree medical program if applicable; and

—	Payment of all vested benefits under the retirement and savings plans.

•   Disability (Disability initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. If you are unable to perform your job duties, following Short-Term Disability, you will be placed on Long-Term Disability and receive benefits under the provisions of that program. Following a one and one-half -year period on Long-Term Disability, eligibility for continued coverage will be based on your inability to perform any job for which you are qualified by education, training or experience)

—	Accrued obligations;

—	Pro-rata annual incentive bonus participation for the time actually worked or during Short-Term Disability;

Page Four

—	Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the end of Short-Term Disability;

—	Continuation of the vesting and option exercising rules for equity incentive awards;

—	Medical, dental, vision and life insurance benefits will be provided on the same terms as if you were employed while you are on Long-Term Disability;

—	In accordance with the retirement plan provisions, you will continue to earn vesting service but you will not receive credited service for the purpose of determining your plan benefit; and

—	In accordance with the savings plan provisions, you will continue to earn vesting service.

Reimbursement of Legal Fees

—	Reimbursement of any legal fees incurred in connection with enforcing this agreement.

You have previously agreed to and signed the Company’s “Mutual Agreement to Arbitrate Claims” and the ArvinMeritor “Standards of Business Conduct and Conflict of Interest Certificate”.

In the event you leave employment of the Company for any reason, you agree that for a period of 18 months following your departure, you will not solicit for employment any Company employee. You also agree that you will not disclose, nor will you use any Company proprietary information.

Sincerely,

Larry D. Yost

Chairman and Chief Executive Officer
ArvinMeritor, Inc.

ACCEPTED:

                    {Name}                     Date